1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Completion of New $100 Million Senior Term Loan

NEW ORLEANS, LA, January 23, 2007 - McMoRan Exploration Co. (NYSE: MMR) today announced the completion of a new $100 million Senior Term Loan for its wholly owned subsidiary McMoRan Oil & Gas LLC (MOXY). The net proceeds of the new 5-year term loan will be used to repay borrowings under MOXY’s existing revolving credit facility, for future drilling activities and other corporate purposes. The loan will bear interest at an annual rate equal to LIBOR plus 7.0 percent and will be secured by a second lien on MOXY's oil and gas properties. The Loan Agreement contains customary financial covenants and other restrictions.

JPMorgan Chase Bank, N.A. acted as administrative agent; Toronto-Dominion Securities LLC acted as syndication agent.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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